EXHIBIT 11.1

SOUTHERN ELECTRONICS CORPORATION
AND SUBSIDIARY

COMPUTATION OF EARNINGS PER SHARE

                                                               Year Ended
                                                   1995           1994
1993

EARNINGS PER SHARE (based on weighted
 average:
 Average outstanding shares                     6,961,518      6,985,468    6,993,985

Net earnings for per-share computation(A)       5,222,000     $5,944,000   $8,386,000

Net earnings per common share                        $.75           $.85        $1.20

PRIMARY EARNINGS PER SHARE:
 Average outstanding shares, including common
   stock equivalents(1)(B)                      7,068,512      7,354,858    7,427,300

Net earnings per common share (A-B)                  $.74           $.81        $1.13

FULLY DILUTED EARNINGS PER SHARE:
 Average outstanding shares, including common
   stock equivalents(1)(C)                      7,070,182      7,361,578    7,441,408

 Net earnings per common share (A-C)                 $.74           $.81        $1.13

(1) Average shares outstanding include stock options as common stock equivalents. The dilutive effect of stock options was determined using the treasury stock method. Under that method of calculation, stock options are valued market prices for the primary calculation, and at average or month-end market prices (whichever are higher) for the fully diluted calculation.